Exhibit (h)(1)(b)

SECOND AMENDMENT TO ADMINISTRATION AGREEMENT

THIS AMENDMENT is executed as of the date set forth below by and between Ambassador Funds (the “Company”) and Fund Services Group, LLC (the “Administrator”).

The Company and the Administrator have previously entered into that certain Administration Agreement dated August 1, 2003 (the “Agreement”), and now desire to amend the Agreement as set forth below.

The Company and the Administrator agree that Section 4 of the Agreement is amended to read as follows:

4.

Compensation of the Administrator.  For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, each Series of the Company, as listed on Exhibit A, shall pay to the Administrator compensation at the following annual rate:

•

4 basis points (0.04%) of the first $500 million of net assets of the Company,

•

3 basis points (0.03%) of the next $500 million of net assets of the Company, and

•

2 basis points (0.02%) on net assets in excess of $1 billion.

provided, however, that the minimum annual fee payable to the Administrator shall be $30,000.  Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly.  In addition to paying the Administrator the fees set forth in the Fee Agreement, each Series of the Company shall also reimburse the Administrator for its reasonable out-of-pocket expenses.

If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.  All rights of compensation under this Agreement for services performed on or before the termination date shall survive the termination of this Agreement.

Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

Dated as of the 7th day of June 2011.

AMBASSADOR FUNDS

By:  /s/  Brian T. Jeffries

        Brian T. Jeffries, President

FUND SERVICES GROUP, LLC

By:   /s/  Maria C. De Nicolo

         Maria C. De Nicolo, President

Exhibit A

to the

Administration Agreement

Fund Names

Separate Series of the Ambassador Funds

Name of Series

Date Added

Ambassador Money Market Fund

August 1, 2003

Selkirk Opportunities Fund

July 1, 2011

Selkirk Core Fund

July 1, 2011

Selkirk Income Fund

July 1, 2011

Selkirk Bond Fund

July 1, 2011

Selkirk Short-Term Bond Fund

July 1, 2011